Exhibit 99.1

FOR IMMEDIATE RELEASE

OurPet’s Company Reports Second Quarter 2018 Results

E-Commerce, Club Stores and Mass Retail Growth Drive Record Revenues

FAIRPORT HARBOR, Ohio – August 2, 2018—OurPet’s Company (OTCQX: OPCO) (www.ourpets.com), a leading proprietary pet supply company, today reported operating results for the three months ended June 30, 2018.

Second Quarter 2018 Summary

•	Increased net revenue by 5.7% to $6.54 million for the second quarter of 2018 compared to $6.18 million in the second quarter of 2017;

•	Reported net income of $165,398 down 32.9% from the second quarter of 2017;

•	Reported earnings per diluted share of $.01 for both the second quarter of 2018 and the second quarter of 2017;

•	Grew Food, Drug and Mass (FDM) Retail business by 20% in the second quarter of 2018 compared to the second quarter of 2017;

•	Grew E-Commerce sales by 18% to $1.2 million for the second quarter of 2018 compared to $1.0 million in the second quarter of 2017;

•	Grew the Value channel 53% to $458,000 for the second quarter of 2018 compared to $300,000 in the second quarter of 2017; and,

•	Expanded distribution into national club store chain.

Dr. Steven Tsengas, Chairman and CEO commented, “We are pleased by the record second quarter revenue and see this as a direct result of our upgraded sales team and focused efforts and investments in growing the E-Commerce, FDM, and Value channels to offset Pet Specialty’s struggle. The Pet Specialty channel was down 15% as retailers adapt to lower foot traffic. Despite the challenges, we continue to maintain a strong presence in Pet Specialty as this channel currently provides about 29% of our overall sales, down from the 36% of sales for the same year-ago period.  We recently received news from a major national Pet Specialty retailer that several of our electronic cat toys will be placed in all their stores along with various catnip products featuring our CR9 proprietary potency.”

“Private label sales accounted for about 17% of our total sales for the second quarter as compared to 11% for the same year-ago period.  This increase is an example of how we can offer OurPet’s products as a solution to those customers whose core branding strategy revolves around private label. International sales grew about 4.3% with the United Kingdom’s major Pet Specialty retailer sales doubling from the comparable year-ago period.”

With respect to Product Categories, our Bowls/Feeders sales grew about 13%.  Our Designer Diner® 3 Height Adjustable Feeder has become one of the top Pet Accessories on Amazon.com and a customized version is selling at a major national club store chain. Our Toys/Accessories sales grew about 5% and Edibles/Consumables grew close to 12%.  Offsetting this growth was a 33% decline in our Waste/Odor products due to high 2017 initial stocking orders of our Switchgrass Natural Cat Litter.

Dean Tsengas, Chief Operating Officer noted, “While sales increased, our net income declined, primarily due to lower gross profit margins. Gross profit decreased about $77,000 in the second quarter of 2018 when compared to the same prior year period.  Gross profit margin was 27.8% compared to 30.6% for the comparable year-ago period.” He added, “These are the realities of penetrating new market segments and meeting competition. The good news is that we expect to realize significant cost reductions on many products we sell resultant from major initiatives driven by our Global Sourcing team, installation of improved warehouse storage/handling systems, and better overhead absorption as we enter the busiest part of the year. We expect both gross profit and gross margin improvement in the second half of 2018.  If we continue to hold the line on Selling, General and Administrative costs (down 0.8%) from the same year-ago period, we expect the gross profit improvement to flow down to the bottom line.”

Dr. Tsengas added, “OurPet’s has always taken pride in its intellectual property and the ability to create innovative solutions in house. While 70-75% of our products are patent protected we are committed to marketing products that our customers want whether they be our creation or licensed by us. As an example of this strategy, we recently became the exclusive North American distributor for certain well-known candy brand plush toys for both dogs and cats.  These colorful, eye-catching toys have been picked up by major national retailers and are expected to drive sales in the second half of 2018 and beyond.  We believe we’re doing the right things to move our Company forward and through the uncertain retail landscape.”

Dr. Tsengas stated in summary, “As the retail landscape develops, we are committed to offering innovative products at competitive prices to all channels, including pet specialty. We have made significant internal upgrades in our Sales and Operations departments to expand our sales efforts into our high growth channels including E-Commerce, Value retailers, and Clubs. We believe OurPet’s has the strongest most innovative pet product line in the pet industry and when combined with our strengthened marketing and sales capabilities we are well positioned for long-term growth.”

2018 Second-Quarter Results

Net revenue increased 5.7% to $6,536,549 for the second quarter of 2018 compared to revenues of $6,183,800 for the prior-year period. The approximate $353,000 increase was due to strong sales growth in three channels: 20% in the FDM channel, 18% E-Commerce sales growth and 53% sales growth from the Value channel. Most of our sales growth came from our Bowls/Feeders product category, particularly raised feeders and more specifically our Designer Diner® 3 Height Adjustable Feeder. Offsetting these channels’ sales growth was a decline in Pet Specialty sales of about 15% or down about $333,000 from the second quarter of 2018 compared to the same year-ago period.

Gross profit decreased 4.1% to $1,816,638 for the second quarter 2018 compared to $1,893,818 for the prior-year period. Gross profit margin decreased to 27.8% from 30.6% in the prior-year period.

Net income decreased 32.9% to $165,398 in the second quarter of 2018 compared to $246,619 for the prior-year period. Net income per diluted share was $0.01 compared to $0.01 in the prior-year period, based on weighted average shares of 19,911,281 for the current quarter compared to a weighted average of 18,922,288 shares for the prior-year period.

Adjusted EBITDA decreased 7.2% to $419,384 for the second quarter of 2018 compared to 451,678 for the prior-year period. A reconciliation of Adjusted EBITDA to GAAP Net Income is provided in an attachment to the summary financial statements.

2018 First Six Months Results

Net revenue decreased 0.6% to $12,643,929 for the first six months of 2018 compared to revenues of $12,720,610 for the same prior-year period. The approximate $ 77,000 decrease was due to a 13.7% decline in Pet Specialty sales compared to the same year-ago period which was offset by 18% sales growth in the E-commerce channel, 5.3% growth in the FDM channel and 11.4% sales growth in the Value channel. The Bowls/Feeders product category grew about 6% over the same prior year-ago period while Toys/Accessories decreased about 2% and Waste/Odor product sales decreased about 18% from the same year-ago period.

Gross profit decreased 13.7% to $3,466,181 for the first six months of 2018 compared to $4,018,586 for the prior-year period. Gross profit margin decreased to 27.4% from 31.6% in the prior-year period.

Net income decreased 53.5% to $292,971 in the first six months of 2018 compared to $629,996 for the prior-year period. Net income per diluted share was $0.01 compared to $0.03 in the prior-year period, based on weighted average shares of 19,973,078 for the first six months compared to a weighted average of 18,691,913 shares for the prior-year period.

Adjusted EBITDA decreased 41.5% to $ 629,895 the first six months of 2017 compared to $1,067,333 for the prior-year period.  A reconciliation of Adjusted EBITDA to GAAP Net Income is provided in an attachment to the summary financial statements.

About OurPet’s Company

OurPet’s Company designs, produces and markets a broad line of innovative, high-quality accessory and consumable pet products in the U.S. and overseas. Investors and customers may visit www.ourpets.com for more information about our company and its products. OurPet’s websites include www.petzonebrand.com and www.ourpets.com.

Forward-Looking Statements

Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: business conditions; growth in the industry; general economic conditions; addition or loss of significant customers; the loss of key personnel; product development; competition; risks of doing business abroad; foreign government regulations; fluctuations in foreign currency rates; rising costs for raw materials and sources of supply that may be limited or unavailable from time to time; the timing of orders booked; and the other risks that are described from time to time in OurPet’s filings with the Securities and Exchange Commission. For further information, contact:

Contacts

OurPet’s Company
Dr. Steven Tsengas, CEO

(440) 354-6500, x111

Alpha IR Group

Chris Donovan or Steve Calk

(312) 445-2870

OPCO@alpha-ir.com

OURPET'S COMPANY AND SUBSIDIARIES

CONSOLIDATED OPERATING RESULTS

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017

Net revenue	$6,536,549	$6,183,800	$12,643,929	$12,720,610
Cost of goods sold	4,719,911	4,289,982	9,177,748	8,702,024
Gross profit on sales	1,816,638	1,893,818	3,466,181	4,018,586

Selling, general and administrative expenses	1,584,418	1,597,633	3,161,952	3,241,514

Income from operations	232,220	296,185	304,229	777,072

Other (income) and expense, net	(11,876)	4,291	16,453	14,244
Interest expense	31,016	22,914	57,354	44,759
Income before taxes	213,080	268,980	230,422	718,069

Income Tax expense	47,682	22,361	(62,549)	88,073
Net Income	$165,398	$246,619	$292,971	$629,996

Basic and Diluted Earnings Per Common Share After Dividend Requirements For Preferred Stock:

Net Income	$0.01	$0.01	$0.01	$0.03

Weighted average number of common shares outstanding used to calculate basic earnings per share	19,809,405	18,276,189	19,807,319	18,043,671

Weighted average number of common and equivalent shares outstanding used to calculate diluted earnings per share	19,911,281	18,922,288	19,973,078	18,691,913

OURPET'S COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2018	2017
ASSETS
Cash and cash equivalents	$503,201	$522,170
Investments - Trading	1,508,757	993,911
Receivables, net	4,595,218	5,425,513
Inventories, net	7,356,729	7,235,440
Prepaid expenses	946,385	1,000,679
Total current assets	14,910,290	15,177,713

LONG TERM ASSETS
Property and equipment, net	2,028,223	1,997,186
Amortizable intangible assets, net	407,455	421,078
Intangible Assets	477,328	477,328
Goodwill	67,511	67,511
Deposits and Other assets	25,000	25,900
Total long term assets	3,005,517	2,989,003

Total assets	$17,915,807	$18,166,716

LIABILITIES AND STOCKHOLDERS' EQUITY
Current maturities of long-term debt	553,494	561,723
Accounts payable	825,112	792,122
Accrued expenses	457,442	691,293
Total current liabilities	1,836,048	2,045,138

LONG TERM LIABILITIES
Long-term debt - less current portion above	889,150	1,172,374
Revolving line of credit	1,813,728	1,777,907
Deferred income taxes	221,566	325,223
Total long term liabilities	2,924,444	3,275,504

Total liabilities	4,760,492	5,320,642

Stockholders' Equity	13,155,315	12,846,074

Total liabilities and stockholders' equity	$17,915,807	$18,166,716

OurPet's Company
EBITDA -Q2'18 vs.Q2'17 and YTD

EBITDA			1st six months		Q2'18 Variance vs. Q1'17		2018 vs 2017 Variance YTD
	Q2'18	Q2'17	2018	2017	$'s	%	$'s	%

Net Income	$165,398	$246,619	$292,971	$629,996	$(81,221)	-32.93%	$(337,025)	-53.50%
Interest expense	$31,016	$22,914	$57,355	$44,759	$8,102	35.36%	$12,596	28.14%
Tax Expense	$47,682	$22,361	$(62,550)	$88,073	$25,321	113.24%	$(150,623)	-171.02%
Depreciation	$154,763	$138,657	$300,411	$262,725	$16,107	11.62%	$37,686	14.34%
Amortization	$14,525	$15,127	$29,708	$29,780	$(601)	-3.97%	$(72)	-0.24%
Total EBITDA	$413,384	$445,678	$617,895	$1,055,333	$(32,292)	-7.25%	$(437,438)	-41.45%

Stock Options expense	$6,000	$6,000	$12,000	$12,000	$-	0.00%	$-	0.00%
Warrants expense	$-	$-	$-	$-
Total Adjusted EBITDA	$419,384	$451,678	$629,895	$1,067,333	$(32,294)	-7.15%	$(437,438)	-40.98%

The above table reconciles the Company’s disclosure of Net Income per GAAP with the non GAAP financial measure EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization.) As the investment community has often requested the EBITDA calculation to help them evaluate performance, Management has chosen to provide this disclosure. Although EBITDA is widely used in the investment community as a benchmark to reflect operating performance, financing capability and liquidity, it is not regarded as a measure of operating performance and liquidity under generally accepted accounting principles (“GAAP”). It also does not represent cash flows from operating activities. In addition, the Company’s EBITDA may not be comparable to similar indicators provided by other companies. The Presentation of this additional information is not meant to be considered in isolation or as a substitute for net income (loss), or any component thereof, in accordance with GAAP.